Exhibit H(6)

APPENDIX I

Amended June 23, 2017

to the

TRANSFER AGENCY AND SERVICE AGREEMENT

Dated July 16, 2009 between

ADVISORSHARES TRUST

and

THE BANK OF NEW YORK MELLON

Series of AdvisorShares Trust:

Dorsey Wright ADR ETF
Peritus High Yield ETF
Ranger Equity Bear ETF
Madrona Domestic ETF
Madrona International ETF
Madrona Global Bond ETF
Meidell Tactical ETF
Wilshire Buyback ETF
STAR Global Buy-Write ETF
QAM Equity Hedge ETF
Newfleet Multi-Sector Income ETF
Gartman Gold/Euro ETF
Gartman Gold/Yen ETF
Sage Core Reserves ETF
Treesdale Rising Rates ETF
Market Adaptive Unconstrained Income ETF
Pacific Asset Enhanced Floating Rate ETF
Cornerstone Small Cap ETF
KIM Korea Equity ETF
Focused Equity ETF
New Tech and Media ETF

ADVISORSHARES TRUST

By:	/s/ Dan Ahrens

Name:	Dan Ahrens

THE BANK OF NEW YORK MELLON

By:	/s/ Chandresh Iyer

Name:	Chandresh Iyer